Exhibit 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR SECOND QUARTER 2008
Plano, TX, August 8, 2008 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three and six months ended June 30, 2008.
Cinemark Holdings, Inc.’s revenues for the three months ended June 30, 2008 increased 3.9% to $457.2 million from $440.0 million for the three months ended June 30, 2007. Admissions revenues increased 4.0% and concession revenues increased 2.2%. The increases were primarily related to an 8.3% increase in average ticket prices and a 6.4% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended June 30, 2008 increased 2.9% to $99.8 million from $97.0 million for the three months ended June 30, 2007. The Company’s Adjusted EBITDA margin was 21.8% for the three months ended June 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Income before income taxes increased 23.4% to $27.4 million for the three months ended June 30, 2008 from $22.2 million for the three months ended June 30, 2007. Net income for the three months ended June 30, 2008 was $15.5 million compared to net income of $47.9 million for the three months ended June 30, 2007. Net income for the three months ended June 30, 2007 included an income tax benefit of $25.7 million.
“A strong slate of movies released at the end of May and throughout June allowed us to achieve revenue and Adjusted EBITDA growth for the quarter despite a weak start to April and difficult comparisons in the month of May,” stated Alan Stock, Cinemark’s Chief Executive Officer. “While third quarter comparisons are challenging, the quarter-to-date box office is tracking slightly better than expected due to the strong performance of films such as The Dark Knight, which set a new record for a one-day opening and a three-day opening weekend and helped lead the box office to its highest grossing seven-day week ever. We believe this film’s success, as well as the overall strength of the June box office, are further evidence of the resiliency of the box office in difficult economic periods as consumers continue to frequent theatres when there is attractive content. Furthermore, our digital cinema initiative plan recently took a significant step forward with the first signing of a contract by a major studio, which leads us to believe that we will be able to begin our digital and 3-D rollout towards the end of this year.”
Cinemark Holdings, Inc.’s revenues for the six months ended June 30, 2008 increased 4.9% to $858.2 million from $818.0 million for the six months ended June 30, 2007. Admissions revenues increased 5.6% and concession revenues increased 4.0%. The increases were primarily related to a 7.4% increase in average ticket prices and a 5.8% increase in concession revenues per patron.
Adjusted EBITDA for the six months ended June 30, 2008 increased 3.9% to $184.0 million from $177.1 million for the six months ended June 30, 2007. The Company’s Adjusted EBITDA margin was 21.4% for the six months ended June 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the six months ended June 30, 2008 was $20.8 million compared to net income of $166.1 million for the six months ended June 30, 2007. Net income for the six months ended June 30, 2007 included a gain of

$210.8 million related to the sale of a portion of our investment in National CineMedia, LLC and non-cash impairment charges of $56.8 million.
On June 30, 2008, the Company’s aggregate screen count was 4,706, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of June 30, 2008, the Company had signed commitments to open eleven new theatres with 107 screens by the end of 2008 and open eight new theatres with 120 screens subsequent to 2008.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 45975338. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 58449187. The replay will be available until August 11, 2008. Additionally, a live audio webcast will be available to interested parties at www.cinemark.com under the Investor Relations section.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of June 30, 2008, Cinemark operates 412 theatres and 4,706 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 28, 2008 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Statement of Income data:
Revenues
Admissions	$294,425	$283,117	$556,792	$527,107
Concession	141,474	138,448	263,631	253,535
Other	21,335	18,471	37,827	37,416

Total revenues	457,234	440,036	858,250	818,058

Cost of operations
Film rentals and advertising	163,799	159,084	301,939	287,378
Concession supplies	23,205	22,668	41,954	40,125
Facility lease expense	56,124	53,253	112,446	104,898
Other theatre operating expenses	95,732	93,663	186,484	178,038
General and administrative expenses	24,495	18,381	45,067	37,114
Termination of profit participation agreement	—	6,952	—	6,952
Depreciation and amortization	38,539	37,345	76,650	75,154
Impairment of long-lived assets	1,342	7,036	5,829	56,766
(Gain) loss on sale of assets and other	1,109	(1,864)	910	(1,559)

Total cost of operations	404,345	396,518	771,279	784,866

Operating income	52,889	43,518	86,971	33,192

Interest expense (1)	(30,061)	(35,301)	(62,134)	(76,798)
Gain on NCM transaction	—	—	—	210,773
Distributions from NCM	3,403	1,362	8,585	1,362
Gain on Fandango transaction	—	9,205	—	9,205
Loss on early retirement of debt	—	(123)	(40)	(7,952)
Other income	1,132	3,526	2,873	6,009

Income before income taxes	27,363	22,187	36,255	175,791
Income taxes	11,840	(25,683)	15,481	9,710

Net income	$15,523	$47,870	$20,774	$166,081

Net Earnings Per Share
Basic	$0.14	$0.46	$0.19	$1.70

Diluted	$0.14	$0.45	$0.19	$1.66

Other Financial Data:
Adjusted EBITDA (2)	$99,838	$97,044	$183,998	$177,138
Adjusted EBITDA margin	21.8%	22.1%	21.4%	21.7%

	As of	As of
	June 30,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$396,270	$338,043
Theatre properties and equipment, net	1,302,380	1,314,066
Total assets	3,333,041	3,296,892
Long-term debt, including current portion	1,530,647	1,523,745
Stockholders’ equity	1,032,592	1,019,203

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Other Operating Data:
Attendance (patrons):
Domestic	38,559	38,907	72,850	73,854
International	14,830	16,755	30,265	31,014

Worldwide	53,389	55,662	103,115	104,868

Average Ticket Price (in dollars):
Domestic	$6.07	$5.79	$6.00	$5.72
International	$4.06	$3.46	$3.96	$3.37
Worldwide	$5.51	$5.09	$5.40	$5.03

Concession per Patron (in dollars):
Domestic	$2.96	$2.90	$2.89	$2.82
International	$1.84	$1.54	$1.74	$1.46
Worldwide	$2.65	$2.49	$2.56	$2.42

Average screen count (month end average):
Domestic	3,672	3,558	3,661	3,543
International	1,011	963	1,011	961

Worldwide	4,683	4,521	4,672	4,504

Segment Information
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
U.S.	$360,247	$349,043	$669,047	$655,418
International	97,900	91,790	191,009	164,051
Eliminations	(913)	(797)	(1,806)	(1,411)

Total Revenues	$457,234	$440,036	$858,250	$818,058

Adjusted EBITDA (2)
U.S.	$78,815	$76,173	$143,691	$142,874
International	21,023	20,871	40,307	34,264

Total Adjusted EBITDA	$99,838	$97,044	$183,998	$177,138

Capital Expenditures
U.S.	$12,490	$28,148	$38,385	$53,045
International	8,625	12,935	13,531	20,103

Total Capital Expenditures	$21,115	$41,083	$51,916	$73,148

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$15,523	$47,870	$20,774	$166,081
Income taxes	11,840	(25,683)	15,481	9,710
Interest expense (1)	30,061	35,301	62,134	76,798
Gain on NCM transaction	—	—	—	(210,773)
Gain on Fandango transaction	—	(9,205)	—	(9,205)
Loss on early retirement of debt	—	123	40	7,952
Other income	(1,132)	(3,526)	(2,873)	(6,009)
Termination of profit participation agreement	—	6,952	—	6,952
Depreciation and amortization	38,539	37,345	76,650	75,154
Impairment of long-lived assets	1,342	7,036	5,829	56,766
(Gain) loss on sale of assets and other	1,109	(1,864)	910	(1,559)
Deferred lease expenses (3)	914	1,704	2,146	3,311
Amortization of long-term prepaid rents (3)	425	275	829	511
Share based awards compensation expense (4)	1,217	716	2,078	1,449

Adjusted EBITDA (2)	$99,838	$97,044	$183,998	$177,138

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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